As filed with the Securities and Exchange Commission on July 23, 2003


                                                               FILE NO. 70-10100

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 AMENDMENT NO. 5
                             (Third-Post Effective)

                                       TO

                                    FORM U-1

                             APPLICATION-DECLARATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                         ------------------------------


                             Allegheny Energy, Inc.
                      Allegheny Energy Supply Company, LLC
                              10435 Downsville Pike
                              Hagerstown, MD 21740

                     --------------------------------------


                             Allegheny Energy, Inc.
                              10435 Downsville Pike
                              Hagerstown, MD 21740

                  The Commission is requested to send copies of
              all notices, orders and communications in connection
                     with this Application/Declaration to:

     Thomas K. Henderson, Esq.                   Clifford M. Naeve
     Vice President and General Counsel          William C. Weeden
     Allegheny Energy, Inc.                      Paul Silverman
     10435 Downsville Pike                       Skadden, Arps, Slate, Meagher &
     Hagerstown, MD  21740                          Flom LLP
                                                 1440 New York Avenue, NW
                                                 Washington, D.C. 20005

     This Amendment No. 5 (Third Post-Effective) (the "Amendment") amends the Application-Declaration on Form U-1 in this file, originally filed with the Securities and Exchange Commission (the "Commission") on October 29, 2002 (File No. 70-10100), as amended by Amendment No. 1 filed on November 5, 2002, Amendment No. 2 filed on December 20, 2002, Amendment No. 3 filed on February 20, 2003, and Amendment No. 4 filed on July 17, 2003 (collectively, the "Capitalization Application").

     Allegheny Energy, Inc. and Allegheny Energy Supply Company, LLC hereby amend Item 6 of Amendment No. 4 (Second Post-Effective) filed in this File on July 17, 2003 to read as follows:

ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS

A.       Exhibits

F-1      Form of Preliminary Opinion of Counsel.

F-2      Past tense opinion of counsel (to be filed by amendment)

G Preliminary Financial Results for 2002 (Filed in paper under cover of Form SE; Confidential treatment requested pursuant to Rule 104(b), 17 CFR ss. 250.104(b))

H Financial Projections for Allegheny Energy, Inc. and Allegheny Energy Supply Company, LLC, including statement of assumptions underlying financial projections (Filed in paper under cover of Form SE; Confidential treatment requested pursuant to Rule 104(b), 17 CFR ss. 250.104(b))

I Requirements of Rule 53(b)(2) and Rule 53(b)(3) (Filed in paper under cover of Form SE; Confidential treatment requested pursuant to Rule 104(b), 17 CFR ss. 250.104(b))

J Memorandum re: Consequences of Bankruptcy (Filed in paper under cover of Form SE; Confidential treatment requested pursuant to Rule 104(b), 17 CFR ss. 250.104(b))

K Explanation of Allegheny's program to reduce debt and maintain level dividend payouts by the Operating Companies (Filed in paper under cover of Form SE; Confidential treatment requested pursuant to Rule 104(b), 17 CFR ss. 250.104(b))

L Projected Dividend Payouts by the Operating Companies (Filed in paper under cover of Form SE; Confidential treatment requested pursuant to Rule 104(b), 17 CFR ss. 250.104(b))

M Letter Evaluating Potential Interest of Investors to Acquire Allegheny Common Stock. (Filed in paper under cover of Form SE; Confidential treatment requested pursuant to Rule 104(b), 17 CFR ss. 250.104(b))

N        Letter of the Maryland Public Service Commission

O        Letter of the Pennsylvania Public Utility Commission

P Aggregate Realized Cash Loss In the West Market (Filed in paper under cover of Form SE; Confidential treatment requested pursuant to Rule 104(b), 17 CFR ss. 250.104(b))

Q Operating and Cash Losses of the Trading Business of Allegheny (Filed in paper under cover of Form SE; Confidential treatment requested pursuant to Rule 104(b), 17 CFR ss. 250.104(b))

R Letters of purchasers of Convertible Trust Preferred Securities acknowledging adequate disclosure of information (Filed in paper under cover of Form SE; Confidential treatment requested pursuant to Rule 104(b), 17 CFR ss. 250.104(b))

B.       Financial Statements

1.1 Consolidated Balance Sheet of Allegheny Energy, Inc. as of December 31, 2001 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2001, File No. 1-267)

1.2 Consolidated Statement of Income of Allegheny Energy, Inc. for the year ended December 31, 2001 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2001, File No. 1-267)

1.3 Consolidated Balance Sheet of Allegheny Energy Supply Company, LLC as of December 31, 2001 (incorporated by reference to AE Supply's Form 10-K for the fiscal year ended December 31, 2001, File No. 333-72498)

1.4 Consolidated Statement of Income of Allegheny Energy Supply Company, LLC, for the year ended December 31, 2001 (incorporated by reference to AE Supply's Form 10-K for the fiscal year ended December 31, 2001, File No. 333-72498)

                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicants have duly caused this Amendment to be signed on its behalf by the undersigned thereunto duly authorized.



Date:    July 23, 2003

                                            Allegheny Energy, Inc.
                                            Allegheny Energy Supply Company, LLC


                                            By:       /s/ Thomas K. Henderson
                                                     --------------------------
                                            Title:   Vice President